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AMENDED AND RESTATED

LOAN AGREEMENT

This Amended and Restated LOAN AGREEMENT (this "Agreement"), made and entered into as of March 30, 2006, by and between NEOGENOMICS, INC., a Florida corporation ("Borrower"), ASPEN SELECT HEALTHCARE LP, a Delaware limited partnership (formerly known as MVP 3, LP and hereinafter referred to as "ASPEN"), and NEOGENOMICS, INC., a Nevada corporation and the parent of Borrower (the “Parent” or the “Guarantor”). This Agreement replaces and supersedes the original Loan Agreement between the parties, executed on March 23, 2005.

RECITALS

A.         ASPEN desires to lend up to $1.7 million to the Borrower to be used by the Borrower for general working capital purposes.

B.           As of the date of this Agreement, $1.5 million has been advanced to the Borrower by ASPEN, and there remains $200,000 of availability under this Agreement to provide additional working capital to the Borrower, if requested by the Borrower (such $200,000 hereinafter referred to as the “Remaining Availability”).

C.	Borrower is a wholly owned subsidiary of Guarantor.

D.           Guarantor will receive a direct benefit from the loans made to Borrower, inasmuch as it is the parent of Borrower.

E.           ASPEN is willing to make the loans to Borrower described in this Agreement upon and subject to the terms and conditions set forth herein.

PROVISIONS

NOW, THEREFORE, for and in consideration of the agreements herein contained, the parties hereby agree as follows:

l.             Incorporation of Recitals. The Recitals portion of this Agreement is hereby incorporated by this reference as though it were fully set forth and rewritten herein, and the affirmative statements therein contained shall be deemed to be representations of Borrower, and Guarantor to ASPEN which are hereby ratified and confirmed.

2.            Loan Facilities. ASPEN hereby agrees to lend to Borrower up to the maximum sum of One Million Seven Hundred Thousand Dollars ($1,700,000.00) (hereinafter referred to as the “Loan”), on and subject to the terms and conditions hereinafter set forth. As used in this Agreement, the term "Liabilities" or "Liability" shall mean the Loan and any and all other indebtedness, advances, obligations, covenants, undertakings and liabilities of Borrower and Guarantor (including amendments, restatements, modifications, extensions and renewals thereof) to ASPEN or any affiliate of ASPEN under all documents now or hereafter executed by Borrower and/or Guarantor in favor of (or acquired by) ASPEN or any affiliate of ASPEN (the “Loan Documents”) or however created, direct or indirect, now existing or hereafter arising, due or to become due, absolute or contingent, participated in whole or in part, whether evidenced or created by promissory notes, agreements or otherwise, in any manner acquired by or accruing to ASPEN or any affiliate of ASPEN, whether by agreement, assignment or otherwise, as well as any and all obligations of Borrower or Guarantors to ASPEN or any affiliate of ASPEN, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, including, without limitation, (a) obligations of another or others guaranteed or endorsed by Borrower, and (b) whether or not presently contemplated by the parties on the date hereof, including all costs and expenses incurred in the collection of such indebtedness or the loan referred to herein, taxes levied, insurance and repairs to or for the maintenance of the Collateral hereinafter described. As used in

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this Agreement, an “Advance” shall mean a sum advanced by ASPEN from time to time under the Loan, and “Advances” shall mean all such sums collectively.

3.            Term of Loan. The specific provisions of the Loan, including, but not limited to, the rate of interest, term, late charge, prepayment rights, conditions for draws and default rate of interest, are contained in that certain Amended and Restated Note of even date herewith from Borrower to ASPEN (the “Note”), in the form attached hereto as Exhibit A, as the same may be amended, restated, modified, extended and/or replaced from time to time.

4.            Evidence of Indebtedness and Security Interest. The Loan described in paragraph 2 hereof shall be evidenced by the Note, as described in paragraph 3 hereof, executed by Borrower in favor of ASPEN. The Note shall be secured by:

(a)        Amended and Restated Security Agreement executed by Borrower in favor of ASPEN dated of even date herewith (the “Security Agreement”), as the same may be amended, modified, restated, replaced and extended from time to time, encumbering all business assets of Borrower, to be delivered to ASPEN concurrent with this Agreement;

(b)        Guaranty executed by the Guarantor in favor of ASPEN dated March 23, 2005, as the same may be amended, modified, restated, replaced and extended from time to time, which was delivered to ASPEN concurrent with the original Loan Agreement, dated March 23, 2005;

(c)         Stock Pledge Agreement executed by Guarantor in favor of ASPEN dated March 23, 2005, as the same may be amended, modified, restated, replaced and extended from time to time, which was delivered to ASPEN concurrent with the original Loan Agreement, dated March 23, 2005; and

(d)        such other and additional instruments as may now or hereafter be granted by Borrower or the Guarantor to ASPEN.

To secure the performance of this Agreement, and subject to Permitted Liens, Borrower hereby grants in favor of ASPEN a continuing security interest in all accounts, equipment, inventory, goods, equipment, trademarks and tangible and intangible personal property of Borrower (as such terms are defined under the Uniform Commercial Code enacted in the State of Florida, as amended from time to time (“UCC”)) listed in the Security Agreement executed on even date herewith, regardless of whether the foregoing is now owned or existing or is owned, acquired or arises hereafter and the proceeds and products of all of the foregoing including, without limitation, proceeds from all eminent domain or condemnation awards or insurance covering the described property. Borrower hereby authorizes ASPEN to file any and all UCC financing statements, amendments, continuations and/or modifications which ASPEN deems necessary or desirable to create, maintain and/or perfect a valid second security interest created herein in such property.

As used herein, the term "Collateral" shall include all documents, instruments and property described in (a) through (d) above (sometimes referred to as the “Loan Documents”), and all of Borrower's and/or Guarantor’s right, title and interest in any sums, documents or instruments at any time credited by or due from ASPEN or any affiliate of ASPEN to Borrower or Guarantor or in the possession of ASPEN or any affiliate of ASPEN, including, without limitation, deposits. Upon the occurrence of any default by Borrower, Borrower and Guarantor hereby authorize ASPEN to appropriate and use any of the Collateral or proceeds of the Collateral referred to in this paragraph 4 in which ASPEN has a security interest or of which ASPEN or any affiliate of ASPEN has possession and any of the sums, documents or instruments referred to in this sentence or the proceeds thereof for application against the Liabilities. Borrower shall not sell, assign, transfer or grant a security interest to any other person in, or otherwise encumber, the Collateral and sums covered by this paragraph 4 except in favor of ASPEN, or except to other lenders under “Permitted Liens” (as defined below), , or such other lender or lenders subject to an inter-creditor agreement acceptable to ASPEN, in its sole discretion, or as otherwise permitted under any of the Loan Documents.. Guarantor shall not sell, assign, transfer or grant a security interest to any other person in, or otherwise encumber, the Collateral and sums

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covered by this paragraph 4 except in favor of ASPEN or in favor of Borrower as collaterally assigned to ASPEN, or except to other lenders under “Permitted Liens”, or to such other lender or lenders subject to an inter-creditor agreement acceptable to ASPEN, in its sole discretion, or as otherwise permitted under any of the Loan Documents. As used herein the term "Person" includes natural persons, corporations (which shall be deemed to include business trusts), limited liability companies, associations and partnerships. As used herein the phrase “Permitted Liens" means the following: (a) liens for taxes, fees, assessments or other governmental charges or levies, either not yet due and payable or being contested in good faith by appropriate proceedings with appropriate reserves for full payment of the same; (b) liens (i) upon or in any equipment acquired or held by Borrower or Guarantor to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, but not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate, or (ii) existing on such equipment at the time of its acquisition, provided that the lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, and provided, further, that the same has been disclosed to ASPEN in writing prior to the execution of this Agreement; (c) leases or subleases and licenses or sublicenses granted to others in the ordinary course of Borrower’s or Guarantor's business not interfering in any material respect with the business or financial condition of the Borrower or Guarantor and which do not, in the aggregate, require payments by Borrower or Guarantor in excess of Fifty Thousand Dollars ($50,000.00), and any interest or title of a lessor, licensor or under any lease or license provided that such leases, subleases, licenses and sublicenses do not prohibit the grant of the security interest granted hereunder; (d) liens incurred in connection with the extension, renewal or refinancing of indebtedness secured by liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and provided that the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and (e) liens subordinate to the liens of ASPEN in an amount not to exceed $400,000 to Cornell Capital Partners, LP or one of its affiliates in connection with certain contemplated debt financing.

5.	Financial Statements, Books and Records.

(a)         Borrower shall furnish to ASPEN its opening balance sheet reflecting the net worth of Borrower as of February 28, 2006, which shall be certified by Borrower or otherwise in a manner satisfactory to ASPEN. Borrower shall also furnish ASPEN with copies of all of its federal tax returns (with all schedules) and all reports filed by it with any governmental entity or agency within ten (10) days of filing. Notwithstanding the foregoing, ASPEN may, at its option, upon the occurrence of any default by Borrower or Guarantor, require Borrower to furnish updated financial statements during the term of the loan on a periodic basis together with such other financial information as may from time to time be reasonably required by ASPEN, all in form and detail reasonably satisfactory to ASPEN.

(b)    As soon as practicable and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year Guarantor shall furnish to ASPEN, either (i) a copy of a report on Form 10-QSB, or any successor form, and any amendments thereto, filed by Guarantor with the Securities and Exchange Commission with respect to the immediately preceding fiscal quarter or (ii) an unaudited consolidated balance sheet of Guarantor as of the close of such fiscal quarter and unaudited consolidated statements of income, stockholders' equity and cash flows for the fiscal quarter then ended and that portion of the fiscal year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the preceding fiscal year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by a the President or Chief Financial Officer of Guarantor to present fairly in all material respects the financial condition of the Guarantor and Borrower as of the respective date and the results of operations of Guarantor and Borrower for the respective periods then ended, subject to normal year end adjustments.

(c) As soon as practicable and in any event within one hundred five (105) days after the end of each fiscal year Guarantor shall furnish to ASPEN, either (i) a copy of a report on Form 10-KSB, or any successor form, and any amendments thereto, filed by Guarantor with the Securities and Exchange

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Commission with respect to the immediately preceding fiscal year or (ii) an audited consolidated balance sheet of the Borrower and Guarantor as of the close of such fiscal year and audited consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding fiscal year and prepared by an independent certified public accounting firm in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year.

(e)         In addition to the foregoing, Borrower and Guarantor shall make or cause to be made available to ASPEN or its representative(s) such books, records and reports (including, but not limited to, income tax returns) that in any way may reasonably pertain to said party’s financial condition or the loan herein made by ASPEN upon reasonable request therefor from time to time made by ASPEN.

6.            Fees. Borrower shall also pay at Closing, or such other time as mutually agreed upon, but in no event later than 30 days from the date hereof, all out-of-pocket expenses incurred by ASPEN in connection with the origination of the Loan and the preparation and execution of the Loan Documents, including, without limitation, all accounting fees and expenses, attorneys’ fees and expenses, documentary stamp taxes and recording fees; provided that in no event shall such expenses in connection with the origination of this Loan and any other transactions with the Company or any of the Company’s affiliates, or the preparation and execution of the Loan Documents, entered into on even date herewith, exceed Three Thousand Dollars ($3,000).

7.            Borrower’s Representations, Warranties and Undertakings. Borrower hereby (i) agrees that all of the following representations and warranties are true and correct in all material respects as of the date hereof and that all of such representations and warranties shall continue to be so until all liabilities are paid in full and ASPEN has no obligation to make further Advances, and (ii) agrees that all of the following covenants shall be adhered to until all liabilities are paid in full and ASPEN has no obligation to make further Advances:

(a)         Borrower is duly organized and validly existing under the laws of the State of Florida. Borrower is duly qualified and is authorized to do business in all other states and jurisdictions where the character of its property or the nature of its activities make such qualification necessary;

(b)        Borrower has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party have been duly authorized by all necessary action and do not and will not, to the best of Borrower’s knowledge, after reasonable inquiry, contravene, violate, result in a breach of or constitute a default under any of Borrower’s governing documents, any applicable law, rule, regulation, order, writ, judgment, injunction, or decree, or any indenture or loan or credit agreement of Borrower;

(c)         This Agreement is, and each of the other Loan Documents to which it is a party when delivered under this Agreement will be, a legal, valid and binding obligation of Borrower enforceable against it in accordance with their respective terms, and no notice to or consent of any governmental body or any Person is needed in connection with this Agreement or any Advance under the Loans;

(d)        To the best of Borrower’s knowledge, after reasonable inquiry, Borrower has, and is in good standing with respect to, all governmental consents, approvals, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore and/or proposed to be conducted by it;

(e)         Borrower is not a party or subject to any contract, agreement, charter or other restriction, which materially adversely affects its business. Borrower is not a party or subject to any contract or agreement which restricts its right or ability to incur any indebtedness which would prohibit the execution of or compliance with this Agreement by Borrower. Borrower has not agreed or consented to

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cause, nor will Borrower permit in the future (upon the happening of a contingency or otherwise) the Collateral to be subject to a lien that is not permitted under this Agreement;

(f)         Except as set forth in Schedule 7(f) hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower, or the business, operations, properties, prospects, profits or condition of Borrower, in any court or before any governmental authority or arbitration board or tribunal. Borrower is not in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal;

(g)         Neither the financial statements of Borrower, this Agreement nor any other written statement of Borrower to ASPEN, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no material fact which Borrower has failed to disclose to ASPEN in writing which adversely affects or, so far as Borrower can now foresee, will adversely affect the business, prospects, profits or condition (financial or otherwise) of Borrower or Guarantor or the ability of Borrower or Guarantor to perform this Agreement;

(h)        To the best of Borrower’s knowledge, Borrower and Guarantor have duly complied with, and their respective property and business operations are in compliance in all material respects with, and will maintain compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower and/or Guarantor and their respective property or the conduct of their respective business, including, without limitation, federal, state and local laws, rules and regulations relating or pertaining to data protection, confidentiality, safe working conditions, billing and collections, referrals and laboratory practices, and the purchase, storage, movement, use and disposal of hazardous or potentially hazardous substances used in connection with research work and laboratory operations (including radioactive compounds and infectious disease agents). There have been no citations, notices or orders of noncompliance issued to Borrower or Guarantor under any such law, rule or regulation, including, without limitation, any demand for reimbursement, recoupment and/or setoff from any governmental entity or Private Third Party Payor rendering payment to Borrower or Guarantor. As used herein, “Private Third Party Payor” includes any insurance product, self-insured employer, or other source of payment for health care services which is not paid directly by a governmental entity under a governmental program covering the provision of health care and/or laboratory services;

(i)         Borrower shall use the loan proceeds solely for the purposes described herein and as represented in Borrower’s loan request;

(j)         Borrower has not employed or engaged any broker, finder or agent who may claim a commission or fee on the loan transaction described in this Agreement and Borrower hereby agrees to indemnify and hold ASPEN harmless from any such claim or demand and litigation resulting therefrom;

(k)        Borrower shall, from time to time, upon request of ASPEN, furnish ASPEN with such information and documents reasonably necessary to protect ASPEN's interest in the Collateral and to effectuate the terms of this Agreement and the other Loan Documents;

(l)          No event has occurred and no condition exists which would, upon the execution and delivery of this Agreement or Borrower's performance hereunder, constitute an event of default as hereinafter described. Borrower is not in default, and no event has occurred and no conditions exist which constitute, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any indebtedness of Borrower to any person for money borrowed which could have a material adverse effect on Borrower;

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(m)       Borrower has and will maintain good and marketable title in the items of property described herein as Collateral owned by Borrower free and clear of any liens, encumbrances or adverse claims, whether legal or equitable, except for Permitted Liens or as agreed in writing by ASPEN. Borrower shall at all times maintain such insurance, to such extent and against such risks, including, fire, theft, workmen's compensation claims, errors and omissions, general liability and property damage, as is customary with companies in the same or similar business or as required by ASPEN, providing a schedule of same to ASPEN;

(n)        Borrower will not incur, create, assume or permit to exist any indebtedness or liability for borrowed money which could constitute a lien upon or create a security interest in its assets except (i) in favor of ASPEN, or (ii) Permitted Liens;

(o)        Borrower will not directly or indirectly guarantee or otherwise be responsible for payment or performance of the obligations of any other Person except in favor of ASPEN;

(p)        Borrower will not sell, transfer or otherwise dispose of all or a substantial part of its assets to any Person; will not consolidate or merge with any other Person, or acquire all or substantially all of the properties or assets of any other Person; will not enter into any arrangement with any Person whereby it shall sell or transfer and then lease back any kind of property used in its business, whether now owned or hereafter acquired;

(q)        The financial statements and other information supplied by Borrower, and/or Guarantor for the Loans were in all material respects correct on the date supplied (subject to normal year end audit adjustments), and since their dates no material adverse change in the financial condition of Borrower, and/or Guarantor has occurred;

(r)         Borrower will not sell or offer to sell or otherwise transfer or encumber all or a part of the Collateral owned by Borrower without written consent of ASPEN, except if the same is replaced by substitute Collateral of at least equal value, or the sale of inventory in the ordinary course of business, or as otherwise permitted under this Agreement; Borrower will keep the Collateral owned by Borrower in good order and repair and will not destroy the Collateral. ASPEN, at its option, may discharge taxes, liens or other encumbrances placed on the Collateral and may pay for the preservation of the Collateral. Borrower agrees to reimburse ASPEN, upon demand, for any such expenditures;

(s)         Borrower has not received notice from any governmental entity (including federal, state or local) that Borrower has received a material overpayment on receivables, which material overpayment (in excess of any related provision for the same on that person’s financial statements and records) would decrease the overall value of the accounts receivable of the Borrower by in excess of Twenty-Five Thousand Dollars ($25,000.00);

(t)      Borrower will promptly and immediately notify ASPEN upon receipt of any notice of overpayment of Twenty-Five Thousand Dollars ($25,000.00) or more in excess of the related provision on the books of the affected person (“Extraordinary Overpayment”) and of any attempt by any governmental entity or any Private Third Party Payor to recoup such Extraordinary Overpayment. As used herein, “Private Third Party Payor” includes any insurance product, self-insured employer, or other source of payment for health care services which is not paid directly by a governmental entity under a governmental program covering the provision of health care and/or laboratory services.

(u)          Borrower shall maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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Each request for an Advance made by Borrower pursuant to this Agreement or any of the other Loan Documents shall constitute: (i) an automatic representation and warranty by Borrower to ASPEN that there does not then exist any event of default; and (ii) a reaffirmation as of the date of said request that all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects. The representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by ASPEN and the parties thereof and the Closing of the transactions described therein or related thereto.

8.            Guarantor’s Representations, Warranties and Undertakings. Guarantor hereby (i) agrees that all of the following representations and warranties are true and correct in all material respects as of the date hereof and that all of such representations and warranties shall continue to be so until all liabilities are paid in full and ASPEN has no obligation to make further Advances, and (ii) agrees that all of the following covenants shall be adhered to until all liabilities are paid in full and ASPEN has no obligation to make further Advances:

(a)         Guarantor is duly organized and shall be validly existing under the laws of the State of Nevada within twenty (20) days of the date hereof. Guarantor is duly qualified and is authorized to do business in all other states and jurisdictions where the character of its property or the nature of its activities make such qualification necessary;

(b)        Guarantor has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party have been duly authorized by all necessary action and do not and will not, to the best of Guarantor’s knowledge, after reasonable inquiry, contravene, violate, result in a breach of or constitute a default under any of Guarantor’s governing documents, any applicable law, rule, regulation, order, writ, judgment, injunction, or decree, or any indenture or loan or credit agreement of Guarantor;

(c)          Since January 1, 2003, Guarantor has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). Guarantor has delivered to ASPEN or its representatives, or made available through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates, the financial statements of Guarantor disclosed in the SEC Documents (the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and, fairly present in all material respects the financial position of Guarantor as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of Guarantor to ASPEN which is not included in the SEC Documents, including, without limitation, information referred to in this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date such information was written.

(d)          The authorized capital stock of Guarantor consists of 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 10,000,000 shares of preferred stock (the “Preferred Stock”). As of the date hereof, Guarantor has 25,836,754 shares of Common Stock issued

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and outstanding and no shares of Preferred Stock outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. Except as disclosed in the SEC Documents and the Amended and Restated Shareholders’ Agreement of even date herewith, no shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Guarantor. Except as disclosed in the SEC Documents or as set forth on Schedule 8(d), as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Guarantor or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which Guarantor or any of its subsidiaries is or may become bound to issue additional shares of capital stock of Guarantor or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Guarantor or any of its subsidiaries, (ii) there are no outstanding debt securities, (iii) there are no agreements or arrangements under which Guarantor or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act, (iv) there are no outstanding registration statements and there are no outstanding comment letters from the SEC or any other regulatory agency, and there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Note as described in this Agreement. The Company has furnished to ASPEN true and correct copies of Guarantor’s Articles of Incorporation, as amended and as in effect on the date hereof (the “Articles of Incorporation”), and Guarantor’s By-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto other than stock options issued to employees and consultants.

(e)          Except as disclosed in the SEC Documents, the execution, delivery and performance of the Loan Documents by Guarantor and the consummation by Guarantor of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation, any certificate of designations of any outstanding series of preferred stock of Guarantor or the By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Guarantor or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of The National Association of Securities Dealers Inc.’s OTC Bulletin Board on which the Common Stock is quoted) applicable to Guarantor or any of its subsidiaries or by which any property or asset of Guarantor or any of its subsidiaries is bound or affected. Except as disclosed in the SEC Documents, neither Guarantor nor its subsidiaries is in violation of any term of or in default under its Articles of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to Guarantor or its subsidiaries. The business of Guarantor and its subsidiaries is not being conducted, and shall not be conducted in violation of any law, ordinance, or regulation of any governmental entity which would have a material adverse effect on Guarantor. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, Guarantor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof. Except as disclosed in the SEC Documents, all consents, authorizations, orders, filings and registrations which Guarantor is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its subsidiaries are unaware of any facts or circumstance, which might give rise to any of the foregoing.

(f)         This Agreement is, and each of the other Loan Documents to which it is a party when delivered under this Agreement will be, a legal, valid and binding obligation of Guarantor enforceable against it in accordance with their respective terms, and no notice to or consent of any governmental body or any Person is needed in connection with this Agreement or any Advance under the Loans;

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(g)        To the best of Guarantor’s knowledge, after reasonable inquiry, Guarantor has, and is in good standing with respect to, all governmental consents, approvals, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore and/or proposed to be conducted by it;

(h)        Guarantor is not a party or subject to any contract, agreement, charter or other restriction, which materially adversely affects its business. Guarantor is not a party or subject to any contract or agreement which restricts its right or ability to incur any indebtedness which would prohibit the execution of or compliance with this Agreement by Guarantor. Guarantor has not agreed or consented to cause, nor will Guarantor permit in the future (upon the happening of a contingency or otherwise) the Collateral to be subject to a lien that is not permitted under this Agreement;

(i)         Except as set forth in Schedule 8(i) hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Guarantor, threatened, against or affecting Guarantor, or the business, operations, properties, prospects, profits or condition of Guarantor, in any court or before any governmental authority or arbitration board or tribunal. Guarantor is not in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal;

(j)          Neither the financial statements of Guarantor, this Agreement, the SEC Documents, nor any other written statement of Guarantor to ASPEN, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no material fact which Guarantor has failed to disclose to ASPEN in writing which adversely affects or, so far as Guarantor can now foresee, will adversely affect the business, prospects, profits or condition (financial or otherwise) of Borrower or Guarantor or the ability of Borrower or Guarantor to perform this Agreement;

(k)        To the best of Guarantor’s knowledge, Guarantor has duly complied with, and its property and business operations are in compliance in all material respects with, and will maintain compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to Guarantor and its property or the conduct of its business, including, without limitation, federal, state and local laws, rules and regulations relating or pertaining to data protection, confidentiality, safe working conditions, billing and collections, referrals and laboratory practices, and the purchase, storage, movement, use and disposal of hazardous or potentially hazardous substances used in connection with research work and laboratory operations (including radioactive compounds and infectious disease agents). There have been no citations, notices or orders of noncompliance issued to Guarantor under any such law, rule or regulation, including, without limitation, any demand for reimbursement, recoupment and/or setoff from any governmental entity or Private Third Party Payor rendering payment to Guarantor. As used herein, “Private Third Party Payor” includes any insurance product, self-insured employer, or other source of payment for health care services which is not paid directly by a governmental entity under a governmental program covering the provision of health care and/or laboratory services;

(l)         Guarantor shall use the loan proceeds solely for the purposes described herein and as represented in Borrower’s loan request;

(m)       Guarantor has not employed or engaged any broker, finder or agent who may claim a commission or fee on the loan transaction described in this Agreement and Guarantor hereby agrees to indemnify and hold ASPEN harmless from any such claim or demand and litigation resulting therefrom;

(n)          Guarantor and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights,

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copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth on Schedule 8(n), Guarantor and its subsidiaries do not have any knowledge of any infringement by Guarantor or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of Guarantor there is no claim, action or proceeding being made or brought against, or to Guarantor’s knowledge, being threatened against, Guarantor or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and Guarantor and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

(o)          Guarantor and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

(p)          Any real property and facilities held under lease by Guarantor and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by Guarantor and its subsidiaries.

(q)          Guarantor and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of Guarantor believes to be prudent and customary in the businesses in which Guarantor and its subsidiaries are engaged. Neither Guarantor nor any such subsidiary has been refused any insurance coverage sought or applied for and neither Guarantor nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of Guarantor and its subsidiaries, taken as a whole.

(r)           Guarantor and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(s)          Except as set forth in the SEC Documents, neither Guarantor nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of Guarantor’s officers has or is expected in the future to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of Guarantor or its subsidiaries. Except as set forth in the SEC Documents, neither Guarantor nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of Guarantor’s officers, has or is expected to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of Guarantor or its subsidiaries.

(t)           Except as set forth in the SEC Documents, Guarantor and each of its subsidiaries has made and filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that Guarantor and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of

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all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Guarantor know of no basis for any such claim.

(u)          Except as set forth in the SEC Documents, and except for arm’s length transactions pursuant to which Guarantor makes payments in the ordinary course of business upon terms no less favorable than Guarantor could obtain from third parties and other than the grant of stock options disclosed in the SEC Documents, none of the officers, directors, or employees of Guarantor is presently a party to any transaction with Guarantor (other than for services as consultants, employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Guarantor, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(v)        Guarantor shall, from time to time, upon request of ASPEN, furnish ASPEN with such information and documents reasonably necessary to protect ASPEN’s interest in the Collateral and to effectuate the terms of this Agreement and the other Loan Documents;

(w)       No event has occurred and no condition exists which would, upon the execution and delivery of this Agreement or Guarantor's performance hereunder, constitute an event of default as hereinafter described. Guarantor is not in default, and no event has occurred and no conditions exist which constitute, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any indebtedness of Guarantor to any person for money borrowed which could have a material adverse effect on Guarantor;

(x)        Guarantor has and will maintain good and marketable title in the items of property described herein as Collateral free and clear of any liens, encumbrances or adverse claims, whether legal or equitable, except for Permitted Liens or as agreed in writing by ASPEN.

(y)        Guarantor will not incur, create, assume or permit to exist any indebtedness or liability for borrowed money which could constitute a lien upon or create a security interest in its assets except (i) in favor of ASPEN or Borrower, (ii) Permitted Liens or (iii) for taxes and assessments which may be a lien but are not due and payable;

(z)         Guarantor will not directly or indirectly guarantee or otherwise be responsible for payment or performance of the obligations of any other Person except in favor of ASPEN;

(aa)       Guarantor will not sell, transfer or otherwise dispose of all or a substantial part of its assets to any Person; will not consolidate or merge with any other Person, or acquire all or substantially all of the properties or assets of any other Person unless, with respect to any merger, (i) such Person is organized under the law of the United States or one of its states, (ii) the Guarantor is the corporation surviving such merger, and (iii) immediately prior to and after giving effect to such merger, no Default or Event of Default exists or would exist; will not enter into any arrangement with any Person whereby it shall sell or transfer and then lease back any kind of property used in its business, whether now owned or hereafter acquired; and will not, without the prior written consent of ASPEN;

(bb)      The financial statements and other information supplied by Borrower and/or Guarantor for the Loans were in all material respects correct on the date supplied (subject to normal year end audit adjustments), and since their dates no material adverse change in the financial condition of Borrower and/or Guarantor has occurred;

(cc)       Guarantor will not sell or offer to sell or otherwise transfer or encumber all or a part of the Collateral owned by Guarantor without written consent of ASPEN or as otherwise permitted by this

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Agreement, except if the same is replaced by substitute Collateral of at least equal value or is sold in the ordinary course of business; Guarantor will keep the Collateral owned by Guarantor in good order and repair and will not destroy the Collateral. ASPEN, at its option, may discharge taxes, liens or other encumbrances placed on the Collateral and may pay for the preservation of the Collateral. Guarantor agrees to reimburse ASPEN, upon demand, for any such expenditures;

(dd)      Guarantor has not received notice from any governmental entity (including federal, state or local) that Guarantor has received a material overpayment on receivables, which material overpayment (in excess of any related provision for the same on that person’s financial statements and records) would decrease the overall value of the accounts receivable of the Guarantor by in excess of Twenty-Five Thousand Dollars ($25,000.00);

(ee)        Guarantor will promptly and immediately notify ASPEN upon receipt of any notice of overpayment of Twenty-Five Thousand Dollars ($25,000.00) or more in excess of the related provision on the books of the affected person (“Extraordinary Overpayment”) and of any attempt by any governmental entity or any Private Third Party Payor to recoup such Extraordinary Overpayment. As used herein, “Private Third Party Payor” includes any insurance product, self-insured employer, or other source of payment for health care services which is not paid directly by a governmental entity under a governmental program covering the provision of health care and/or laboratory services.

(ff)         Guarantor shall continue to file on a timely basis all periodic reports and other documents with the SEC required to be filed by it and shall continue to qualify to have, and continue to actually have, its common stock quoted upon the OTC Bulletin Board..

(gg)        Guarantor shall maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Each request for an Advance made by Borrower pursuant to this Agreement or any of the other Loan Documents shall constitute: (i) an automatic representation and warranty by Guarantor to ASPEN that there does not then exist any event of default; and (ii) a reaffirmation by Guarantor as of the date of said request that all of the representations and warranties of Guarantor contained in this Agreement and the other Loan Documents are true and correct in all material respects. The representations and warranties of Guarantor contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by ASPEN and the parties thereof and the Closing of the transactions described therein or related thereto.

9.            Existence and Authority; Other Documents. At or prior to Closing or such other date as mutually agreed upon, Borrower shall furnish to ASPEN:

(a)         A true, correct and complete copy of all governing documents of Borrower and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of formation, or by the secretary of Borrower for unfiled documents;

(b)        A true, correct and complete copy of all governing documents of Guarantor and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, or by the secretary of Guarantor for unfiled documents;

(c)         Certified copy of resolutions and incumbency certificates from Borrower authorizing the execution, delivery and consummation of the transactions contemplated by this Agreement and all other documents or instruments to be executed and delivered in conjunction herewith;

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(d)         Certified copy of resolutions and incumbency certificates from Guarantor authorizing the execution, delivery and consummation of the transactions contemplated by this Agreement and all other documents or instruments to be executed and delivered in conjunction herewith;

(e)         A certificate issued by the Secretary of State or other appropriate official of Guarantor’s jurisdiction of incorporation evidencing Guarantor’s good standing and authority to do business;

(f)           A certificate issued by the Secretary of State or other appropriate official of Borrower’s jurisdiction of incorporation evidencing Borrower’s good standing and authority to do business; and

(g)         Such other documents, instruments, certificates, agreements or information as ASPEN shall reasonably request in connection with the matters and transactions contemplated by this Agreement and the other Loan Documents.

10.	Additional Conditions to Closing and/or Advances.

(a)          No Advances will be made under the Note if such amount, together with all outstanding and unpaid advances under the Note, would exceed the Borrowing Base, as defined in the Note.

(b)          Lockbox. At Closing and thereafter at all times until the Liabilities are paid in full and ASPEN has no obligation to make any Advances, Borrower shall maintain an agreement pursuant to which all accounts receivable payable to Borrower are deposited into a lockbox maintained by Fifth Third Bank, Florida or such other banking institution as may be reasonably acceptable to ASPEN. Such agreement shall be irrevocable as to all accounts receivable debtors other than governmental agencies and/or payors until the Liabilities are paid in full.

11.        Borrower’s Affirmative Agreements. In addition to any other covenants and agreements of Borrower hereunder and in the Security Agreement, Borrower agrees that from the date hereof and until payment in full of all Liabilities and termination of ASPEN’s obligation to make Advances, unless ASPEN shall otherwise consent in writing, it shall (a) cause to be done all things reasonably needed to preserve its rights and franchises and make good faith efforts to comply with all laws applicable to it; continue to conduct its business substantially as it has during the present year or as it has represented same to ASPEN; and, at all times, maintain such insurance, to such extent and against such risks, including, fire, theft, workmen's compensation claims, errors and omissions, general liability and property damage, as is customary with companies in the same or similar business, providing a schedule of same to ASPEN; (b) promptly pay all of its obligations, and all taxes, assessments and governmental charges imposed upon it and its business operations before they are in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien upon its properties; (c) promptly notify ASPEN of any default by Borrower or Guarantor relating to any material indebtedness of Borrower or Guarantor or any material, contractual obligation of Borrower or Guarantor; (d) protect, indemnify, defend and save harmless, ASPEN, any affiliate of ASPEN, and their respective directors, officers, agents and employees from and against any and all liability, expense or damage of any kind or nature and from any suits, claims or demands, including reasonable legal fees and expenses on account of any matter or thing or action or failure to act of Borrower or Guarantor, whether in suit or not, arising out of this Agreement or any Loan Documents or Security Instrument (as defined in the Note) or in connection herewith or therewith unless said suit, claim or damage is caused by the negligence or willful malfeasance of ASPEN or such affiliate of ASPEN; and (e) at ASPEN's request, promptly execute or cause to be executed and deliver to ASPEN any and all documents, instruments, agreements and information deemed necessary by ASPEN, in ASPEN's reasonable discretion, to perfect or to continue the perfection of ASPEN's liens created hereunder, to facilitate the collection of the Collateral or otherwise to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents, specifically excluding, however, any patient records. The indemnification set forth herein shall survive the Closing of the transaction and the repayment of all Liabilities incurred under the Loan Documents.

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12.          Guarantor’s Affirmative Agreements. In addition to any other covenants and agreements of Guarantor hereunder and in the Security Agreement, Guarantor agrees that from the date hereof and until payment in full of all Liabilities and termination of ASPEN’s obligation to make Advances, unless ASPEN shall otherwise consent in writing, it shall (a) cause to be done all things reasonably needed to preserve its rights and franchises and make good faith efforts to comply with all laws applicable to it; continue to conduct its business substantially as it has during the present year or as it has represented same to ASPEN; and, at all times, maintain such insurance, to such extent and against such risks, including, fire, theft, workmen's compensation claims, errors and omissions, general liability and property damage, as is customary with companies in the same or similar business, providing a schedule of same to ASPEN; (b) promptly pay all of its obligations, and all taxes, assessments and governmental charges imposed upon it and its business operations before they are in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien upon its properties; (c) promptly notify ASPEN of any default by Borrower or Guarantor relating to any material indebtedness of Borrower or Guarantor or any material, contractual obligation of Borrower or Guarantor; (d) protect, indemnify, defend and save harmless, ASPEN, any affiliate of ASPEN, and their respective directors, officers, agents and employees from and against any and all liability, expense or damage of any kind or nature and from any suits, claims or demands, including reasonable legal fees and expenses on account of any matter or thing or action or failure to act of ASPEN or such affiliate of ASPEN, whether in suit or not, arising out of this Agreement or any Loan Documents or Security Instrument (as defined in the Note) or in connection herewith or therewith unless said suit, claim or damage is caused by the negligence or willful malfeasance of ASPEN or such affiliate of ASPEN; and (e) at ASPEN's request, promptly execute or cause to be executed and deliver to ASPEN any and all documents, instruments, agreements and information deemed necessary by ASPEN, in ASPEN's reasonable discretion, to perfect or to continue the perfection of ASPEN's liens created hereunder, to facilitate the collection of the Collateral or otherwise to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents, specifically excluding, however, any patient records. The indemnification set forth herein shall survive the Closing of the transaction and the repayment of all Liabilities incurred under the Loan Documents.

13.          Borrower’s Negative Covenants. In addition to any other covenants and agreements of Borrower hereunder and in the Security Agreement, Borrower agrees that from the date hereof and until payment in full of all Liabilities and termination of ASPEN’s obligation to make Advances, unless ASPEN shall otherwise consent in writing, it shall not: (a) incur or permit to exist any indebtedness or liability for borrowed money in excess of “Permitted Indebtedness” (as defined below) except for the Liabilities or other indebtedness as approved by ASPEN; (b) incur or permit to exist any lien or other encumbrance on the Collateral other than in favor of ASPEN or as permitted hereunder as a Permitted Lien; (c) guarantee or otherwise be responsible for obligations of any other Person except in favor of ASPEN or any affiliate of ASPEN; (d) permit the declaration, or payment of any dividend in respect of, its capital stock other than stock dividends; (e) to the extent the following would cause a material adverse effect on Borrower’s ability to perform its obligations hereunder, make any substantial change in its present business or engage in any activities apart from its present business; dissolve, merge or consolidate with or into any other Person, or otherwise change its identity or corporate structure, or sell or transfer all or a substantial part of its assets (except for inventory in the ordinary course of business) whether now owned or hereinafter acquired, change its corporate or trade name, or change its chief executive, President and/or operating offices; and (f) create, incur, assume or suffer to exist any lease obligation in excess of Five Hundred Thousand Dollars ($500,000.00), other than in connection with Permitted Liens, make any investment in, or make any loan or advance to, any Person, or purchase or acquire obligations owned by others. For the purposes of this Loan Agreement, “Permitted Indebtedness” shall include the following: (i) up to a total of $500,000 of vendor and lease financing on capital equipment as purchased or leased by the Borrower or Guarantor from any vendor or lessor, including straight vendor financing, as evidenced by any form of note payable by the Borrower or Guarantor, and both operating and capital lease financing from any provider of such lease financing; (ii) up to a total of $400,000 of convertible draw notes from Cornell Capital Partners, LP in connection with that certain Standby Equity Distribution Agreement entered into by the Borrower and Guarantor with Cornell Capital Partners, LP, dated June 6, 2005; provided that any such convertible draw notes contain an option for a fixed price conversion at any time and have a term of no longer than six months unless the proceeds of such convertible draw notes are used to pay of the Loan in its entirety, in which case the aggregate amount and final maturity of such convertible draw notes shall not be

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limited by this Agreement; and (iii) any real estate leases entered into by the Borrower or the Guarantor, provided that such real estate leases have been approved by the Guarantor’s Board of Directors and contain no more than $100,000 of leasehold improvements embedded within the lease stream.

14.          Guarantor’s Negative Covenants. In addition to any other covenants and agreements of Guarantor hereunder and in the Security Agreement, Guarantor agrees that from the date hereof and until payment in full of all Liabilities and termination of ASPEN’s obligation to make Advances, unless ASPEN shall otherwise consent in writing, it shall not: (a) incur or permit to exist any indebtedness or liability for borrowed money in excess of Permitted Indebtedness except for liabilities or other indebtedness as approved by ASPEN; (b) incur or permit to exist any lien or other encumbrance on the Collateral other than in favor of ASPEN or as permitted hereunder as a Permitted Lien; (c) guarantee or otherwise be responsible for obligations of any other Person except in favor of ASPEN or any affiliate of ASPEN; (d) permit the declaration of, or payment of any dividend in respect of, its capital stock other than stock dividends; (e) to the extent the following would cause a material adverse effect on Borrower’s ability to perform its obligations hereunder, make any substantial change in its present business or engage in any activities apart from its present business; dissolve, merge or consolidate with or into any other Person, or otherwise change its identity or corporate structure, or sell or transfer all or a substantial part of its assets (except for inventory in the ordinary course of business) whether now owned or hereinafter acquired, change its corporate or trade name, or change its chief executive, President and/or operating offices; and (f) create, incur, assume or suffer to exist any lease obligation in excess of Fiive Hundred Thousand Dollars ($500,000.00), other than in connection with Permitted Liens, make any investment in, or make any loan or advance to, any Person, or purchase or acquire obligations owned by others.

15.	Events of Default by Borrower and ASPEN. The following are Events of Default:

(a)         Payment. Default in the payment of any Liability within ten (10) days of when due; provided however, no Event of Default shall occur for normally recurring interest payments if the Event of Default results from ASPEN not having sufficient capital to make Advances that are otherwise permitted or required hereunder;

(b)        Breach of Representations or Warranties. The breach of any of Borrower's or any of Guarantor’s representations, covenants, agreements or warranties contained in this Agreement (including, without limitation, those set forth in Sections 7, 8, 11, 12, 13, and 14 of this Agreement) or under the Loan Documents or any Security Instrument (as defined in either of the Notes) in any material respect;

(c)         Payment of Over-Advance. Refusal or failure to pay amounts in excess of the Borrowing Base (“Over-Advance”) within ten (10) days after the occurrence of such Over-Advance;

(d)                 Other Terms, Covenants or Agreements. Default in the performance of any other term, covenant, condition, obligation or agreement of this Agreement, any Guaranty, any Security Instrument (as defined in the Note) or any Loan Document which continues unremedied for thirty (30) days (the “Grace Period”) after (i) receipt by ASPEN of a Borrower Notice of Default (as defined in Section 16 hereof); (ii) receipt by Borrower or Guarantor of an Aspen Notice of Default (as defined in Section 16 hereof); provided that the Borrower or Guarantor have not sent a Dispute Notice (as defined in Section 16 hereof); (iii) the Adjusted Default Date (as defined in Section 16 hereof) has been reached in the event that the Borrower or Guarantor have sent a Dispute Notice; or (iv) the receipt by Borrower or Guarantor of written notice by ASPEN to Borrower or Guarantor of non-payment of any amount required to be paid under the Note, and after which, in either case, such Event of Default remains uncured, or any material event of default on the part of Borrower or any Guarantor due to non-performance under any loan, agreement, document or instrument to which Borrower or any Guarantor is now or hereafter a party, or by which any of Borrower’s or Guarantor’s property is bound, which default or event of default is not cured within the period of grace, if any, provided therein and results in remedies being pursued against Borrower or Guarantor;

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(e)          Liens, Sales, Conveyances, etc. Any sale, conveyance or transfer of any rights in the Collateral securing the Liabilities, or any destruction, loss or damage of or to the Collateral in any material respect other than a Permitted Lien or as expressly permitted pursuant to this Agreement, or the creation of any lien on the Collateral (except a Permitted Lien, a lien to ASPEN or as expressly agreed by ASPEN in writing;)

(f)         Maintenance of Insurance. Failure of Borrower to maintain any insurance required under the terms of this Agreement or any Security Instrument;

(g)        Voluntary Actions. Borrower shall apply for or consent to the appointment of a receiver, trustee or liquidator for itself or for any of its properties or assets, admit in writing the inability to pay debts, make a general assignment for the benefit of creditors, be adjudicated bankrupt or insolvent, or file a voluntary petition under any bankruptcy law, or a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, or liquidation law, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or any of the foregoing shall occur with respect to any Guarantor; and

(h)        Involuntary Actions. An order shall be entered, without the application or consent of Borrower, by any court approving a petition seeking reorganization of Borrower or of all or a substantial part of the properties or assets of Borrower or appointing a receiver, trustee or liquidator of Borrower and such order shall continue unstayed and in effect for a period of thirty (30) days or more, or the institution of any garnishment proceedings by attachment, levy or otherwise, against any deposit balance maintained or any property deposited with ASPEN by Borrower and such proceeding is not discharged within ten (10) days of its commencement, or any of the foregoing shall occur with respect to the Guarantor.

(i)         Event of Default by ASPEN. The parties to this Agreement acknowledge that Aspen has placed on deposit with Fifth Third Bank an amount equal to the Remaining Availability under this Loan Agreement as of the date hereof, and that such amount is reserved by ASPEN to make additional advances to the Borrower. Aspen further represents and warrants that it will at all times maintain the dollar amount of such Remaining Availability in a segregated account, which shall be available to the Company upon three business days written notice to Aspen. If for any reason the Borrower requests an Advance in accordance with the terms of this Agreement and the Loan Documents and ASPEN is unable to fund such Advance, then Aspen shall be in default of its obligations hereunder. If such default is not cured within seven (7) days of the occurrence of this default, Borrower and Guarantor shall be permitted to obtain alternative financing up to the then amount of Remaining Availability under this Loan Agreement and the Loan Documents and incur additional indebtedness for such then amount of Remaining Availability over and beyond the limitations on Permitted Indebtedness imposed by Section 13a) at Borrower’s and/or Guarantor’s discretion without need for approval from ASPEN. Further, in the event of such default by ASPEN, the Borrower and or Guarantor will be able to grant a security interest that is subordinate to that of ASPEN’s on any of the Collateral, provided that the amount of such second security interest granted is not in excess of the amounts so lent to the Borrower or Guarantor by the provider of such alternative financing and that such provider of alternative financing enters into an intercreditor agreement with ASPEN that is acceptable to ASPEN. In addition, in the case of such a default by ASPEN, the definition of Permitted Liens as defined in Section 4 hereof shall be automatically expanded to include the amount of any funding shortfall by ASPEN for liens granted to such third party providers of alternative financing.

16.          Action Upon Default. Upon the discovery by the Borrower or ASPEN of any Event of Default other than non-payment of the Note, the Borrower shall have an affirmative duty to provide written notice to ASPEN of such Event of Default (a “Borrower Notice of Default”) within forty-eight (48) hours of any such discovery. In the absence of a Borrower Notice of Default, to the extent that ASPEN determines that an Event of Default other than non-payment of the Note, has occurred and continues to occur, ASPEN may provide

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written notice to the Company of such Event of Default (an “ASPEN Notice of Default”); provided, however, that if the Borrower disputes the findings in any such Aspen Notice of Default that was given for a reason other than non-payment of the Note, the Borrower and Guarantor shall have the right to dispute such findings during the first 15 days of the Grace Period by written notice to Aspen (a “Dispute Notice”). In the event the Borrower and Guarantor send a Dispute Notice to ASPEN, the parties agree to work in good faith to try to resolve the dispute within 15 days of the date of such Dispute Notice (the “Dispute Resolution Period”) and the effective date of the Event of Default in such Aspen Notice of Default shall be extended to that date that is 15 days from the date of the Dispute Notice (such date hereinafter referred to as the “Adjusted Default Date”), and the Grace Period (as defined in Section 15) will start from such Adjusted Default Date. In the event that the parties are unable to reach an agreement about whether or not an Event of Default exists during the Dispute Resolution Period, each party shall be entitled to reserve all their rights under this Agreement. If at any time an Event of Default shall have occurred, and after (i) the expiration of a thirty (30) day cure period following either (i) the dispatch by Borrower of a Borrower Notice of Default, (ii) the dispatch by ASPEN of a ASPEN Notice of Default, or (iii) the receipt by Borrower of written notice by ASPEN to Borrower of non-payment of any amount required to be paid under the Note, and after which, in either case, such Event of Default remains uncured, then, in addition to all rights and remedies available to it at law or in equity (which rights and remedies are expressly reserved by ASPEN) ASPEN may, upon notice to Borrower, at its election (but without any obligation to do so), without further demand or notice of any kind or any appraisal or evaluation, all of which are hereby expressly waived by Borrower:

(a)	Cease making any Advances under the Note;

(b)         Pay any taxes, discharge any lien, procure any insurance, pay any contractor, subcontractor, materialman or supplier or cure any default by Borrower or Guarantor and the costs thereof shall be deemed Liabilities bearing interest at the highest Default Rate under the Notes and secured by the Security Instruments (as defined in the Note), and/or the Collateral;

(c)         Declare the Note and any or all Liabilities due and payable forthwith in full, both as to principal and interest, anything contained in this Agreement or the Loan Documents to the contrary notwithstanding (which shall be automatic and not subject to the 30 day cure period upon the occurrence of any event described in 15(g) or 15(h) above).

(d)          Proceed to the enforcement of this Agreement or any other Loan Documents with its rights and remedies as provided by law or equity against any Collateral in any combination or order as ASPEN shall choose.

(e)         Sell or deliver the Collateral or any part thereof, in good faith at any broker's board, or at public or private sale, in whole at any time or in part from time to time within Florida or elsewhere, for cash, upon credit or for future delivery and at such place or prices as it shall deem satisfactory exercising commercially reasonable discretion. In case of any sale by ASPEN of any of the Collateral on credit or for future delivery, the Collateral sold may be retained by ASPEN until the selling price is paid by the purchaser, but ASPEN shall incur no liability in case of a failure of the purchaser to take up or pay for the Collateral so sold. In case of any such failure, such Collateral so sold may be again similarly sold. In lieu of exercising a power of sale hereunder conferred upon it, ASPEN may, in its sole discretion, proceed by suit or suits at law or in equity to enforce the security interest and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction. Borrower and Guarantors each authorize ASPEN, in connection with any sale, assignment, transfer or delivery for the purpose of enforcing this Agreement, to execute and deliver such bills of sale, assignments and other instruments that the ASPEN shall consider necessary. Nevertheless, Borrower and Guarantors each agree, if requested by ASPEN, to ratify and confirm any such sale, assignment, transfer or delivery by executing and delivering to ASPEN or any purchaser all bills of sale, assignments, releases and other proper instruments or documents to effect such ratification and confirmation as may be designated at any such request. The proceeds of such sales may be applied to the Liabilities in any manner or order

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ASPEN desires. ASPEN shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in Florida and under any other applicable law.

17.          No Waiver. The failure of ASPEN to insist upon strict compliance with and performance of any of the terms and conditions of this Agreement shall not constitute a waiver of any such term or condition. Any waiver granted hereunder shall be in writing signed by ASPEN and shall apply only to the specific instance referenced therein and only for that specific time. Any waiver granted for one event shall not constitute a waiver of any same or similar condition or event occurring at a subsequent date. No waiver by ASPEN of any Event of Default shall be held or construed to be a waiver of any other Event of Default whether or not subsequently occurring. No Advances under this Agreement shall constitute a waiver of any of the conditions of ASPEN's obligation to make further Advances, nor, in the event Borrower is unable to satisfy any such condition, shall any such failure to insist upon strict compliance have the effect of precluding ASPEN from thereafter declaring such inability to be an Event of Default as herein provided. The remedies set forth herein are cumulative and are in addition to any other remedies available to ASPEN by law or equity or by any other documents executed by Borrower or any Guarantor in connection with this Loan, and ASPEN may pursue any one, several or all of said remedies upon the occurrence of any Event of Default.

18.	General Conditions.

(a)          Indemnity. Each of Borrower and Guarantor hereby indemnifies and agrees to defend and hold harmless each of ASPEN and any affiliate of ASPEN and their respective directors, officers, agents and employees, from and against any and all liabilities, claims, charges, losses, expenses (including, without limitation, attorneys' fees and disbursements) or damages of any kind or nature, or otherwise which may arise in connection with this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated herein or therein, except to the extent any such liabilities, claims, charges, losses, expenses or damages arise out of the gross negligence or willful misconduct of ASPEN or any affiliate of ASPEN or their respective directors, officers, agents or employees.

(b)         Submission of Evidence. Any condition of this Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact or facts, and ASPEN shall, at all times, be free to independently establish to its satisfaction such existence or non-existence.

(c)         ASPEN Sole Beneficiary. All terms, provisions, covenants and other conditions of the obligations of ASPEN to make Advances hereunder are imposed solely and exclusively for the benefit of ASPEN and its successors and assigns, and no other person shall have standing to require satisfaction of such terms, covenants and other conditions in accordance with their terms or be deemed to be a beneficiary of such terms, covenants and other conditions, any or all of which may be freely waived, in whole or in part, by ASPEN at any time if, in ASPEN's sole discretion, ASPEN deems it advisable or desirable to do so.

(d)         Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in the State of Florida or in any jurisdiction in the United States shall, as to the State of Florida or such jurisdiction in the United States, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(e)         Headings. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

(f)         No Joint Venture. Neither Borrower nor Guarantor are and shall not be deemed to be a joint venturer with, or an agent of, ASPEN for any purpose.

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(g)        Incorporation By Reference. Borrower and Guarantors agree that until this Agreement is terminated by the repayment to ASPEN and any affiliate of ASPEN of all principal and interest due and owing on the Note, any of the Liabilities, and other sums due and owing pursuant to the other Loan Documents, the Note, the Security Instruments (as defined in the Note), and the other Loan Documents shall be made subject to all the terms, covenants, conditions, obligations, stipulations and agreements contained in this Agreement to the same extent and effect as if fully set forth in and made a part of the Note, such Security Instruments, and the other Loan Documents. In the event of a direct conflict between any of the Loan Documents and the provisions of this Agreement, this Agreement shall be controlling.

(h)         Further Assurances. Borrower and Guarantors hereby agree promptly to execute and deliver such additional documents, agreements and instruments and promptly to take such additional action as ASPEN may at any time and from time to time reasonably request in writing in order for ASPEN to obtain the full benefits and rights granted or purported to be granted by this Agreement, including, but not limited to a finalization of the Schedules to this Loan Agreement, if necessary, within five (5) business days of the date hereof.

19.          Inspections. ASPEN, through its officers, agents, employees or designees, shall have the right at all reasonable times to examine the books, records, accounting data and other documents of Borrower and/or Guarantor and to make extracts therefrom or copies thereof. Said books, records and documents shall be made available to ASPEN, its officers, agents and employees promptly (and in any event within three (3) business days) upon written demand therefor. Notwithstanding the foregoing or any other provision of this Agreement, ASPEN acknowledges that at no time will it be permitted, or have a right to, access to any private patient records.

20.          Costs and Expenses. Borrower shall pay all reasonable out-of-pocket third party expenses incidental to the making and administration of this loan, including, but not limited to, pre-Closing, Closing and post-Closing expenses, commitment fees, recording and filing fees, appraisal fees, accountants’ fees, attorneys' fees and any and all other out-of-pocket expenses or fees incurred in connection with the negotiation, preparation, review, amendment or modification of the documents relating to the Loans, the administration of the Loans, or the enforcement of any of ASPEN's rights, subject to Borrower’s receipt of an itemization of such expenses and receipt of third party invoices where practical. Notwithstanding the foregoing, the maximum amount of Borrower’s liability for the total costs and expenses in conjunction with the origination of this Loan and the preparation and execution of this Agreement and the Loan Documents shall not exceed $3,000. The parties agree that such limitation shall not apply to the amendment or modification of the documents, the ongoing administration of the Loans or the enforcement of any of ASPEN’s rights, subject to the Borrower’s receipt of an itemization of such third party expenses and receipt of third party invoices where practical. Furthermore, the parties agree that all compensation for services rendered by Steve Jones or any of his affiliated companies to the Borrower or Guarantor that are outside of the scope of this Loan Agreement or the Loan Documents must be pre-approved by the Board of Directors.

21.          Notices. Any notices required to be given herein by any party to the other shall be in writing and either personally delivered or sent registered or certified mail, postage prepaid, return receipt requested, to:

Borrower:	Neogenomics, Inc.

12701 Commonwealth Drive, Suite 9

Fort Myers, FL 33913

Attention: Robert P. Gasparini

Guarantor:	Neogenomics, Inc.

12701 Commonwealth Drive, Suite 9

Fort Myers, FL 33913

Attention: Robert P. Gasparini

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ASPEN:	Aspen Select Healthcare, LP
1740 Persimmon Drive

Naples, FL  34109

Attention:	Steven Jones

With a copy (which copy shall not constitute notice) to:

M.M. Membrado & Associates, PLLC

115 E. 57th Street, Suite 1006

New York, NY 10022

Attention: Michael Membrado, Esq.

Facsimile: (646) 486-9771

or such other address as either party hereafter designates to the other in writing as aforesaid.

22.          Miscellaneous. No right, interest or benefit of Borrower hereunder shall be assigned or otherwise transferred by it. This Agreement, the Note, the Loan Documents and any other documents required to be executed and delivered by Borrower or Guarantor in accordance with this Agreement, constitute the entire and complete agreement by and between ASPEN, the Borrower and the Guarantor concerning the Loans described in this Agreement. In the event of any conflict or inconsistency between this Agreement and any of the other Loan Documents, the terms of this Agreement shall govern. No change, amendment or modification of or to this Agreement, the Notes, the Loan Documents and/or any of the other documents executed and delivered by Borrower or the Guarantor shall be binding unless in writing and signed by ASPEN. All representations, warranties and agreements herein contained shall survive the Closing. This Agreement is made and entered into for the sole protection and benefit of ASPEN, affiliates of ASPEN, Borrower, Guarantor and their respective successors and assigns, and no other person shall have any right of action hereon. Time is of the essence hereof. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders. Upon Borrower’s payment in full of any loans now or hereafter issued by ASPEN or any affiliate of ASPEN for the benefit of or at the request of Borrower or Guarantor, under this Agreement or any other document, instrument or agreement related to this Agreement, ASPEN shall release all liens on the Collateral.

23.          Governing Law; Consent to Forum. This Agreement and all other Loan Documents have been negotiated, executed and delivered at and shall be deemed to have been made in the State of Florida. This Agreement and all other Loan Documents shall be governed by and construed in accordance with the laws of the State of Florida; provided, however, that if any of the Collateral shall be located in any jurisdiction other than Florida, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of ASPEN's lien upon such Collateral and the enforcement of ASPEN's other remedies with respect to such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of Florida. As part of the consideration for new value this day received, Borrower and Guarantors each hereby consent and submit to the personal jurisdiction of the Circuit Court for Collier County, Florida and the United States District Court for the Middle District of Florida, and waive personal service of any and all process upon it and consent that all such service of process be made by certified or registered mail directed to such party at the address stated in paragraph 21, with service so made deemed to be completed upon actual receipt thereof. Borrower and Guarantor waive any objection to jurisdiction and venue of any action instituted against it as provided herein and agree not to assert any defense based on lack of jurisdiction or venue.

24.         Waiver of Right to Trial By Jury. Borrower, Guarantor, and ASPEN each hereby unconditionally and irrevocably waive any and all right to trial by jury in any action, suit, counterclaim or cross-claim arising in connection with, out of or otherwise relating to this Agreement, the other Loan Documents, the Liabilities, any Collateral or any transaction arising therefrom or related thereto.

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25.          Closing. All references herein to the “Closing” shall be deemed to refer to the actual date on which this Agreement is executed and delivered to ASPEN, which is March 23, 2006 or such other date as is mutually agreed upon.

26.      Assignment. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that ASPEN may assign any or all of its rights and interests hereunder to any affiliate of ASPEN.

[BALANCE OF THIS PAGE INTENTIONALLY BLANK.]

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IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers ofBorrower, Guarantor and ASPEN as of the day and year first above written.

Signed In the Presence of:	ASPEN:

ASPEN SELECT HEALTHCARE, L.P., a Delaware limited partnership

By MEDICAL VENTURES PARTNERS

LLC, a Delaware limited liability company,

its general partner,

Print Name	By:
Name:
Its:

Borrower:

NEOGENOMICS, INC., a Florida corporation

By:
Print Name:	Name:
Its:

Guarantor:

NEOGENOMICS, INC., a Nevada corporation

By:
Print Name:	Name:
Its:

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SCHEDULES 7(f) AND 8(i)

Legal Proceedings

On January 12, 2005, the Borrower received a complaint filed in the Circuit Court for Seminole County, Florida by its former Laboratory Director, Dr. Peter Kohn. The complaint alleges that the Borrower owes Dr. Kohn approximately $22,000 is back vacation pay and other unspecified damages. The Borrower believes that it owes Dr. Kohn no more than approximately $12,000. The Borrower has filed a motion to dismiss the complaint. Should such motion fail, the Borrower and the Guarantor intend to vigorously pursue their defense of this matter.

SCHEDULE 8(d)

Options, Warrants, and Registration Rights

As of the date hereof, the Guarantor has outstanding:

a)	1,833,375 stock options issued to employees under the Guarantor’s 2003 Equity Plan;

b)	5,036,189 warrants issued to various parties in connection with services to the Borrower or financing provider to the Guarantor or Borrower.

In addition, the Guarantor has made commitments to issue:

c)	35,000 warrants with a strike price of $0.30/share to Hawk & Associates, Inc in connection with providing investor relations services to the Guarantor and Borrower.

Effective as of the date of this Agreement, the Guarantor entered into Registration Rights Agreements, which provides for the following:

d)	Up to three (3) demand registration rights issued to ASPEN, covering 9,903,279 shares of Common Stock.

e)	Unlimited piggyback registration rights in favor of ASPEN, Dr. Michael T. Dent, Mr. John E. Elliott, Mr. Steven C. Jones and Mr. Lawrence R. Kuhnert, covering 15,651,030 shares of Common Stock.

f)	Up to three (3) demand registration rights issued to ASPEN, covering 3,550,000 warrants.

SCHEDULE 8(n)

Trademarks

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In March 2003, the Company received a certified letter from the law firm of McLeod, Moyne & Reilly, P.C., dated March 18, 2003, which stated that they represented NeoGen Corporation, a Lansing, MI manufacturer of products dedicated to food and animal safety, on intellectual Property Matters. This letter claimed that the Company’s use of the name NeoGenomics, Inc infringed upon their clients rights in its trademark name, “Neogen” and demanded that the Company cease using the name, “NeoGenomics”. The Company believes that NeoGen’s claims are too broad reaching and that since NeoGen operates in a different industry, it is unlikely that a court of competent jurisdiction would find that NeoGenomics has in anyway damaged NeoGen Corporation. Thus the Company has not complied with the demands of this letter and has heard nothing further on the matter since receiving the initial letter. As of the date of this Agreement, the Company does not expect there to be any legal action taken against the Company, but there can be no assurance the NeoGen Corporation will take such action in the future.

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EXHIBIT A

AMENDED AND RESTATED

NOTE

$1,700,000.00	As of March 30, 2006

Fort Myers, Florida

FOR VALUE RECEIVED, the undersigned, NeoGenomics, Inc., a Florida corporation, having its principal office at 12701 Commonwealth Drive, Suite 9, Fort Myers, FL 33913 (hereinafter referred to as “Borrower”), promises to pay to the order of Aspen Select Healthcare, LP, a Delaware limited partnership, with an office at 1740 Persimmon Drive, Naples, FL  34109 (hereinafter referred to as “ASPEN”), or holder, the principal sum of One Million Seven Hundred Thousand Dollars ($1,700,000.00), or so much thereof as may be advanced by ASPEN to Borrower from time to time pursuant to the terms hereof and of that certain Loan Agreement by and between Borrower and ASPEN dated of even date herewith (as the same may be amended, modified, restated, extended and/or replaced from time to time, the “Loan Agreement”), together with any additional payments or sums provided for in this Note, the Loan Agreement, and the Security Instruments (as hereinafter defined), with interest from the date of advance, at the rate and in the manner hereinafter specified. The principal amount of each loan made by ASPEN under this Note and the amount of each prepayment made by Borrower under this Note will be recorded by ASPEN in the regularly maintained financial records of ASPEN. The aggregate unpaid principal amount of all loans set forth in such schedule or in such records will be presumptive evidence of the principal amount owing and unpaid on this Note. However, failure by ASPEN to make any such entry will not limit or otherwise affect Borrower’s obligations under this Note, the Loan Agreement, or the Security Instruments. Borrower may not prepay and then reborrow any principal sums hereunder. At no time will the total of all Advances (as hereafter defined) exceed the lesser of the face amount of this Note or the Borrowing Base (as hereinafter defined). If the total principal amount of all Advances made hereunder at any time exceeds the face amount of this Note or exceeds the Borrowing Base (as hereinafter defined), Borrower will pay the amount of such excess to ASPEN within ten days from the date of notice. This Note replaces and supersedes the original Note between the parties, executed on March 23, 2005.

Interest

Interest shall be at the rate per annum equal to the Prime Rate (as hereinafter defined) plus six percent (6%). Interest shall be charged on the outstanding principal balance of this Note from time to time owing from the date such principal is advanced. During the term of this Note, the rate of interest shall be based on the hereinafter defined Prime Rate from time to time in effect. Said rate of interest shall increase and decrease automatically and without notice in the same amount and on the same day that said Prime Rate increases or decreases. Any reference herein to the “prime rate of interest” or Prime Rate is hereby defined to mean the prime rate set forth in the Wall Street Journal as the base rate posted by 75% of the nation’s largest banks from time to time. All Interest shall be calculated on the basis of a 360-day year for actual days elapsed. Interest after maturity (whether as stated, by acceleration or otherwise) on any and all portions of the principal amount and any unpaid interest shall be at a rate per annum equal to six percent (6%) above the rate otherwise then payable (hereinafter referred to as the “Default Rate of Interest”). Interest shall be payable monthly, in arrears, and shall accrue as of the date of the first Advance hereunder.

Payments

Interest only on the unpaid principal balance of this Note shall be due and payable monthly, in arrears, within 15 days of the end of any given calendar month, commencing with the month ending March 31, 2005

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(which shall be a partial month’s interest), with successive payments due on the last day of each succeeding and consecutive month thereafter, and continuing until maturity (as stated, by acceleration or otherwise), at which time the then outstanding principal amount hereof, which is acknowledged by Borrower to be a balloon payment, together with interest and any and all other amounts due hereunder or under the hereinafter described Security Instruments shall be due and payable. All payments under this Note shall be applied, at ASPEN’s discretion, to payment of accrued interest, late fees and any other amounts due and payable by Borrower hereunder or under the Security Instruments with the balance to be applied towards the principal amount owed hereunder.

Prepayments; Required Payments

Borrower may prepay this Note in whole or in part at any time without premium or penalty. No prepayment or required payment made pursuant to this section shall be deemed to relieve Borrower of its obligation to make other payments hereunder, including, without limitation any scheduled and still owing interest payment.

Term of Note

The entire unpaid principal balance of this Note, together with accrued interest thereon, shall be due and payable unless earlier accelerated as provided herein, on September 30, 2007, subject to extension by ASPEN in its sole discretion (“Maturity Date”).

Place of Payments

Payments shall be payable in lawful money of the United States to ASPEN at its office at 1740 Persimmon Drive, Naples, FL  34109, or at such place as shall hereafter be designated by written notice from the holder to the Borrower.

Monetary Default

Upon the failure to make any payment required hereunder or under any of the other Security Instruments or under any other obligation of Borrower to ASPEN when due, the entire unpaid principal of this Note, together with accrued interest thereon and any other sums due to ASPEN by Borrower, shall become at once due and collectible at the option of ASPEN or holder, upon thirty (30) days written notice or demand and ASPEN or holder may proceed to foreclose all liens and security interests securing this Note. Failure of ASPEN or holder to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default. No monetary default will exist based upon the exception as documented in section 15.a of the loan agreement.

“Security Instruments”

The payment of this Note is secured by valid and subsisting (a) Loan Agreement of even dated herewith, (b) Security Agreement of even date herewith executed by Borrower in favor of ASPEN, as the same may be amended, modified, extended, replaced or restated from time to time (“Borrower Security Agreement”), and (c) Stock Pledge Agreement, dated March 23, 2005, executed by the Borrower’s parent company, NeoGenomics, Inc., a Nevada corporation (“Guarantor”), as the same may be amended, modified, extended, replaced, or restated from time to time (the “Stock Pledge Agreement”). The Loan Agreement, the Borrower Security Agreement, the Stock Pledge Agreement, and all other instruments now or hereafter executed in connection

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with or as security for this Note or any other obligations of Borrower to ASPEN have heretofore and shall hereinafter be collectively referred to as the “Security Instruments.”

Security and Non-Monetary Default

All of the agreements, conditions, covenants, warranties, representations, provisions and stipulations made by or imposed upon Borrower in the Security Instruments are hereby made a part of this Note to the same extent, and with the same force and effect, as if they were fully recited herein. Should there be an Event of Default (as defined in the Loan Agreement), then ASPEN, or holder, shall have (after the expiration of any applicable grace period and notice expressly set forth in the Loan Agreement which provides for at least a thirty (30) day cure period), in addition to any and all other rights, remedies and recourses available to it, the right and option to declare the entire unpaid principal balance and accrued interest on this Note and any other sums due to ASPEN by Borrower at once due and payable without further demand or presentment for payment to Borrower, and proceed to foreclose all liens and security interests securing the payment of same and to invoke all rights, remedies and recourses relating thereto. The notice of the exercise of the option to accelerate contained in this paragraph is hereby expressly waived by Borrower. Failure of ASPEN or holder to exercise the option contained in this paragraph shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

Late Charge

In the event that any payment herein provided for shall become overdue for a period in excess of ten (10) days, a late charge of five percent (5%) of such amount so overdue shall become immediately due to ASPEN or holder, not as a penalty, but as agreed compensation to ASPEN or holder for the additional costs and expenses incident to such default in making a payment or payments. Borrower acknowledges that the exact amount of such costs and expenses may be difficult, if not impossible, to determine with certainty, and further acknowledges and confesses the amount of such charge to be a consciously considered, good faith estimate of the actual damage to ASPEN or holder by reason of such default. Said charge shall be payable in any event no later than the due date of the next subsequent payment hereunder. Assessment of the late charge shall not in any event be deemed to extend the date upon which such installment is due. The assessment and/or collection of any late charge shall in no way impair ASPEN's right to pursue any other remedies upon default hereunder, nor shall the acceptance by ASPEN of any late payment or other performance which does not strictly comply with the terms of this Note or any of the Security Instruments, be deemed to be a waiver of any rights of ASPEN arising as a result of any other failure to comply.

Default Rate

In the event of any default hereunder or under any of the Security Instruments, after the expiration of all applicable cure periods and such event of default remains uncured, the unpaid principal balance of this Note and accrued interest thereon and all other sums due to ASPEN or holder by Borrower, shall bear interest at the Default Rate of Interest until all sums are paid in full.

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Right of Set-Off

Borrower grants to ASPEN a contractual possessory security interest in, and hereby assigns, conveys, delivers, pledges and transfers to ASPEN all Borrower's right, title and interest in and to, the accounts of Borrower with ASPEN (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding, however, all IRA and Keogh accounts. Borrower authorizes ASPEN, to the extent permitted by applicable law and upon the occurrence of any default hereunder or under any of the Security Instruments, to charge or set-off all sums owing on this Note against any and all such accounts, provided, however, without impairing or limiting ASPEN’s security interest, that ASPEN shall not set-off against any IRA or Keogh accounts.

Conditions for Advance

No Advance shall be made hereunder if ASPEN in its sole reasonable discretion determines that the total amount of all outstanding and unpaid Advances plus the requested Advance would exceed the Borrowing Base. No Advance shall be made hereunder if Borrower is in default hereunder or under any of the Security Instruments. No Advance shall be made hereunder without submission of a current Borrowing Base Certificate evidencing that the total of such requested Advance plus all outstanding and unpaid Advances will not exceed the Borrowing Base.

Borrowing Base Covenant

At all times hereafter, and so long as any principal is outstanding hereunder or ASPEN has any obligation to advance funds hereunder, Borrower shall not permit the total of all unpaid Advances hereunder to exceed the Borrowing Base.

Definitions

As used herein, the following terms shall have the following meaning:

“Accounts” shall have the meaning ascribed thereto in the Uniform Commercial Code in effect in the State of Florida from time to time, as the same may be amended and/or modified.

“Advance” shall mean each principal amount advanced hereunder.

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“Borrowing Base” shall mean the total of eighty percent (80%) of Eligible Accounts plus fifty percent (50%) of the Book Value (determined pursuant to GAAP) of all Equipment owned by Borrower plus One Million Dollars ($1,000,000), provided; however, that such Borrowing Base shall be reduced by the cumulative amount of any prepayments of principal made by the Borrower on this Note before the Maturity Date with such prepayments first being applied to reduce the One Million Dollar ($1,000,000) unsecured portion of this Note;

“Borrowing Base Certificate” shall mean a collateral report substantially in the form of Schedule A attached hereto and incorporated herein by reference, identifying the calculation of and basis for the Borrowing Base.

“Eligible Accounts” shall mean all of Borrower’s Accounts minus (a) any of Borrower’s Accounts which are unpaid more than ninety (90) days from the earlier of the date of invoice or billing, (b) Accounts for which Borrower has received notice that the Account debtor is the subject of an action in bankruptcy court or for receivership, or shall otherwise fail to meet the criteria for Eligible Accounts, (c) contra accounts, i.e., Accounts owed by an Account Debtor to whom Borrower is also a vendor, (d) Accounts owed by a foreign Account Debtor, and (e) Accounts owed to Borrower by Parent or any other entity related to either Borrower or Parent by common ownership.

“Equipment” shall have the meaning ascribed thereto in the Uniform Commercial Code in effect in the State of Florida from time to time, as the same may be amended and/or modified.

“GAAP” means generally accepted accounting principles, consistently applied.

“Person” means any individual, entity or governmental agency, and shall be construed in its broadest sense.

Additional Requirements

Borrower shall submit to ASPEN the following:

(a)

upon (i) 10 days from the execution of this Note, (ii) with every request for an Advance, and (iii) on or before the twentieth (20th) day of every month starting in April 2005, a Borrowing Base Certificate evidencing that the total of all outstanding Advances as of the execution of this Note (for a Borrowing Base Certificate submitted pursuant to (i) above), upon making of such additional Advance taking into account the Advance requested (for a Borrowing Base Certificate submitted pursuant to (ii) above) or as of the end of the preceding month (for a Borrowing Base Certificate submitted pursuant to (iii) above) does not exceed the Borrowing Base and, for a Borrowing Base Certificate submitted pursuant to (i) or (iii) above, also containing a complete aging of NeoGenomics’ Accounts and accounts payable;

(b)	within three (3) days of filing, complete copies of its federal tax returns, with all schedules;

(c)	such additional documents regarding Borrower’s financial condition, assets or ability to repay Advances as ASPEN may deem necessary or desirable.

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Waiver of Right to Trial by Jury.

Borrower and ASPEN each hereby unconditionally and irrevocably waive any and all right to trial by jury in any action, suit, counterclaim or cross-claim arising in connection with, out of or otherwise relating to this Note, the Security Instruments, the obligations evidenced hereby, and/or any collateral or any transaction arising therefrom or related hereto.

Non-Waiver

The remedies of this Note and the aforementioned Security Instruments securing the same, providing for the enforcement of the payment of the principal sum thereby secured, together with the interest thereon, and for the performance of the covenants, conditions and agreements, matters and things herein and therein contained, are cumulative and concurrent and may be pursued singly or successively or together, at the sole discretion of ASPEN or holder, and may be exercised as often as occasion therefor shall occur. The waiver by ASPEN or any holder hereof of, or failure to enforce any covenant or condition of this Note or the Security Instruments, or to declare any default thereunder or hereunder, shall not operate as a waiver of any subsequent default or affect the right of the ASPEN or holder to exercise any right or remedy not expressly waived in writing by ASPEN or holder.

Costs of Collection

Borrower hereby unconditionally agrees to pay the costs of collection of this Note, including, but not limited to, reasonable attorney fees incurred by ASPEN or holder, if collectible in the jurisdiction in which a judgment is rendered or sought to be enforced.

Acknowledgment of Type of Debt and Use of Proceeds

Borrower hereby acknowledges, warrants and represents that this is not a consumer transaction and that the principal sum evidenced hereby was not used for any consumer purpose but was used solely in connection with a commercial, business transaction. Borrower hereby acknowledges, warrants and represents that it will use all Advances solely as and for its working capital purposes and to repay existing indebtedness.

Binding Effect

This obligation shall bind Borrower and Borrower's successors and permitted assigns, as the case may be, and the benefits hereof shall inure to any holder hereof and its successors and assigns.

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Waiver of Presentment, Etc.

Borrower, and all sureties, endorsers and guarantors of this Note, if any, hereby: (a) agree to any substitution, exchange, addition or release of any such property or the addition or release of any party or Person primarily or secondarily liable herein; (b) agree that ASPEN or holder shall not be required first to institute any suit, or to exhaust its remedies against the Borrower or any other Person or party in order to enforce payment of this Note; (c) consent to any extension, rearrangement, renewal or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice, consent or consideration to any of them; and (d) agree that, notwithstanding the occurrence of any of the foregoing, except as to any such Person expressly released in writing by ASPEN or holder, they shall be and remain jointly and severally, directly and primarily, liable for all sums due hereunder and under any and all of the Security Instruments.

Governing Law

This Note and the Security Instruments shall be governed and construed in accordance with the laws of the State of Florida and of the United States.

Severability - Usury

The unenforceability or invalidity of any one or more provisions, clauses, sentences and/or paragraphs of this Note shall not render any other provision, clause, sentence and/or paragraph herein contained unenforceable or invalid.

It is the intention of ASPEN or holder, which is signified by acceptance of this Note, that this Note shall comply with all applicable usury laws now or hereafter in effect. Accordingly, to the extent that any rate of interest stated in this Note exceeds the maximum rate of interest which may be charged on loans of the type and nature evidenced by this Note, then said interest shall be abated and reduced to the extent necessary to conform with the maximum permissible rate.

IN WITNESS WHEREOF, Borrower has executed this Note as of the date and year first above written in Fort Myers, Florida.

ASPEN SELECT HEALTHCARE, LP, a Delaware limited partnership

By MEDICAL VENTURES PARTNERS, LLC, a Delaware limited liability company, its general partner,

By:	____________________________
Name:	Steven Jones, Managing Member

NEOGENOMICS, INC., a Florida corporation

By:

Name:	Robert P. Gasparini
Its:	President and Chief Science Officer

Execution Copy

Schedule A

MVP 3, LP

BORROWING BASE CERTIFICATE

NEOGENOMICS, INC., a Florida corporation (“Company”)

The undersigned, in accordance with and subject to the terms of the Loan and Security Agreements dated March 30, 2006 between NeoGenomics, Inc, a Florida Corporation (“Borrower”) and Aspen Select Healthcare, LP, a Delaware Limited Partnership “(ASPEN”) (as the same may be hereafter amended, restated, extended, revised, and/or modified from time to time, hereinafter referred to as the “Agreement”), and the Note as defined therein (“Note”), hereby certifies that as of the date indicated below that the following computations have been made in accordance with the provisions of the Agreement and the Note and without duplication or overlap:

As of ____________________:

1.	Calculation of Eligible Accounts

A.	Accounts	$______________

B.	Less

(a)	Accounts that arose in the ordinary course of Company’s business from the performance (fully completed) of services or bona fide lease, sale, manufacture, repair, processing or fabrication of personal property which have been delivered to the Account Debtor, and more than ninety (90) days have elapsed since the date on which the Account,
	by its original terms, was invoiced	$______________

(b)	Accounts for which Company or Borrower has received notice that the Account Debtor is the subject of an action in bankruptcy court or for receivership, or otherwise fail to meet the criteria for Eligible
	Accounts	$______________

(c)	Accounts owed by an Account Debtor to whom Company is also a vendor	$______________

(d)	Accounts that are an Account arising out of contracts with or orders from an Account Debtor which does not have its principal place of
	business located in the United States of America	$______________

(e)	Accounts that are an Account due from Borrower or any Affiliate,
	subsidiary, shareholder or employee of Borrower or Company	$______________

Total Non-Eligible (sum of (a) through (e))	$______________

C.	Total Eligible Accounts (A minus B)	$______________

D.	Advance Rate (80%)	x .80

E	Accounts and Inventory Availability per Formula	$______________

2.	Calculation of Eligible Equipment

A.	Book Value of Equipment	$_____________

B.	Advance Rate (50%)	x .50

C.	Equipment Availability per Formula	$_____________

Execution Copy

3.	Total Amount of Availability not Subject to Specific Collateral Pursuant to the Note	$_____________

4.	Total Credit Availability per Formula (1E + 2C+3)	$_____________

5.	Less Outstanding collateralized debt under Note (amounts outstanding pursuant to A+B above)	$_____________

6.	Less Outstanding non-collateralized debt under Note (amounts outstanding pursuant to C above)	$_____________

7.	Total Amounts Outstanding prior to the current draw request	$_____________

8.	Excess (Deficit) Availability	$_____________

9.	Amount of Advance Requested with This Borrowing Base Certificate	$_____________

For the purposes of inducing ASPEN to grant Loans pursuant to the Note and Agreement, we hereby certify that the foregoing Borrowing Base Certificate is true and correct in all particulars and that there is no Event of Default or event which, but for the passage of time or notice or both, would constitute an Event of Default under the Agreement or the Note.

NEOGENOMICS, INC., a Florida corporation (“Company”)

By:__________________________________________
Title:_________________________________________
Dated:________________________________________

Borrowing Base Certificate No.:____________